EXHIBIT 24.1
SHAMROCK GP LIMITED
MINUTES OF A MEETING OF THE DIRECTORS HELD ON 20 TH JANUARY 2006 AT VALLEY
HOUSE, HIRZEL
STREET, ST PETER PORT, GUERNSEY

Present:	Peter Harwood Sarita Keen (Alternate Director to Mike de Haaff)(by phone)

Apologies:	Alistair Bruce

Appointment of Signatories if SPO GP LLC:	for It was reported that the purpose of the meeting was to consider and thought fit appoint the following Personnel of Pantheon Ventures Inc as signatories for SPO GP LLC for the purpose of executing Regulatory Filing documentation.

Ian Deas Jay Pierrepont Gary Hiatt David Braman

It was also reported that the execution of all other legal documentation would remain as the Directors (or their alternates) of Shamrock GP Limited.

IT WAS RESOLVED to appoint all four persons mentioned above as signatories of SPO GP LLC for the purpose of executing Regulatory Filing documentation.

Any Other Business:	There being no further business the meeting was closed and these minutes were issued and signed.

/s/ Peter Harwood January 20, 2006